Filed Pursuant to Rule 424(b)(3) Registration No. 333-113997

PROSPECTUS SUPPLEMENT

(to prospectus dated May 26, 2004

and supplemented October 18, 2004

and March 30, 2006)

VION PHARMACEUTICALS, INC.

1,724,231 SHARES OF COMMON STOCK1

This document supplements the prospectus dated May 26, 2004 and supplemented October 18, 2004 and March 30, 2006 pursuant to which the stockholders and warrant holders of Vion Pharmaceuticals, Inc. (hereafter “Vion,” “we” or “us”) listed in the prospectus may offer and sell from time to time up to an aggregate of 1,724,231 shares of our common stock. The number of shares being offered by the prospectus includes 368,847 shares issuable upon the exercise of warrants with an exercise price of $32.50 per share. Our common stock is listed on the Nasdaq Capital MarketSM under the symbol “VION.” The last reported sale price for our common stock on April 23, 2008 as reported by the Nasdaq Capital MarketSM was $1.24.

We are not selling any shares, and no new shares are being registered in this prospectus supplement. This supplement soley amends the table of selling stockholders on page 13 of the prospectus to reflect the transfer on February 26, 2008 of warrants to purchase 10,000 shares of common stock from FrontPoint Healthcare Fund, L.P. and Frontpoint Healthcare I Fund, L.P. to OTA LLC.

You should read this prospectus supplement in conjunction with the prospectus dated dated May 26, 2004 and supplemented October 18, 2004 and March 30, 2006, and this prospectus supplement is qualified in its entirety by reference to the prospectus, as supplmented, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and earlier supplements . The prospectus is to be delivered with this prospectus supplement. The terms of the warrants and the common stock issuable upon exercise of the warrants are set forth in the prospectus.

All share numbers set forth in this prospectus supplement reflect the one-for-ten reverse stock split of our common stock effected on February 20, 2008.

See “Risk Factors,” which begins on page 6 of the accompanying prospectus, and as incorporated by reference therein, for certain information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Supplement is April 24, 2008

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[1]

All share numbers set forth in this prospectus supplement reflect the one-for-ten reverse stock split of our common stock effected on February 20, 2008. No new shares are being registered in this prospectus supplement.

The prospectus is hereby amended and supplemented to add in the table under the caption “Selling Stockholders” beginning on page 13 of the prospectus the information regarding the selling stockholder listed below. The information in this table has been provided to us by the selling stockholder.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering*	Number of Shares of Common Stock Registered Herein	% of Common Stock After Offering	Number of Shares of Common Stock Beneficially Owned After this Offering (1)*
OTA LLC (2)(3)	10,000	10,000	**	14,789

*

The amount of shares of common stock indicated in the table may be different from the amounts actually owned by the selling stockholders due to sales by such stockholders pursuant to this prospectus, open market purchases or sales, or other sales or issuances not related to the offering, of which we have not been notified.

**

Unless otherwise indicated, the percentage ownership of common stock is less than 1%. The percentage of ownership of common stock is based on 8,056,424 shares of common stock outstanding as of April 22, 2008.

(1)	Assumes sale of all of the shares of common stock offered hereby.
(2)

Ira M. Leventhal, a senior managing director of OTA LLC, has voting and investment control over the reported securities. The 10,000 shares of common stock issuable upon the exercise of warrants registered by OTA LLC in this prospectus were transferred to OTA, LLC from FrontPoint Healthcare Fund, L.P. and FrontPoint Healthcare I Fund, L.P. In addition, OTA LLC owns warrants to purchase 14,789 shares of our common stock which are not eligible for resale pursuant to this prospectus.

(3)	This selling securityholder has identified itself as a broker-dealer or an affiliate of a broker-dealer.